                                                         Exhibit A

CNG Power Company
Balance Sheet
CNG Market Center Services, Inc.
December 31, 1995 (Unaudited) (1)

Assets	  CNGMC
______	__________

Property, plant & equipment
	Total Investment	     --
	Less accumulated depreciation	     --
		Net property, plant & equipment	     --

Cash		     682
Accounts Receivable	     --
Inventories	     --
Investments at Cost	303, 118
Deferred Charges	     --
			________
	Total Assets	 303,800
			========


Stockholders Equity & Liabilities
_________________________________

Capitalization
	Common stock	 100,000
	Retained earnings	 (25,710)
			________
		Total common stockholders equity	  74,290

Long-term notes payable to parent company	     --
			________
		Total capitalization	  74,290

Total current liabilities	 229,510
Accumulated deferred income taxes	     --
			________
		Total stockholder's equity and
		   liabilities	$303,800
			========

(1)	This balance sheet has not been audited by the Company's independent auditors.

                                                         Exhibit B

CNG Power Company
Income Statement
CNG Market Center Services, Inc.
December 31, 1995 Year-to-Date (Unaudited) (1)

	  CNGMC
	__________

Total operating revenues	      --
Total operating expenses	  162,368
			_________
	Operating income before taxes	 (162,368)

Total estimated income taxes	    5,000
			_________
	Operating income	 (167,368)

Other income	  203,118
Interest charges	      --
			_________

	Net income	   35,750
			=========



(1)	This income statement has not been audited by the Company's independent auditors.